Exhibit 99.1

News Release

Contacts:	Media	Analysts
	Jennifer Hendricks Sullivan	Magda Palczynska
	+1 212 635 1374	+1 212 635 8529
	jennifer.h.sullivan@bnymellon.com	magda.palczynska@bnymellon.com

BNY Mellon Releases Results of the 2020 Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Test

NEW YORK, June 29, 2020 — BNY Mellon announced that the Federal Reserve has notified the company that its Stress Capital Buffer (SCB) requirement will be 2.5%1, equal to the regulatory minimum, effective as of October 1, 2020. Additionally, on June 25, 2020, the Federal Reserve released the results of the 2020 Dodd-Frank Act Stress Test (DFAST), which demonstrate the resiliency and strength of BNY Mellon’s business model and capital position.

“We are pleased with the DFAST results and believe that our business model positions us well in this uncertain environment. These results demonstrate how our company performs in times of stress – we experienced the lowest peak-to-trough reduction in CET1 capital2, well below the minimum SCB requirement. We are confident in our ability to maintain our balance sheet strength, continue to support employees and clients, invest for future growth and deliver operational resiliency during this challenging period” said Todd Gibbons, chief executive officer of BNY Mellon.

The company intends to maintain its quarterly cash dividend on common stock of $0.31 per share, subject to approval by its board of directors.

The company will not conduct open market common stock repurchases during the third quarter of 2020 and will resume our common share repurchase program as early as possible, depending on factors such as prevailing market conditions, our outlook for the economic environment, and the additional capital analysis required by the Federal Reserve. The latter is required of all participating CCAR firms and will occur later this year.

About BNY Mellon

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. As of March 31, 2020, BNY Mellon had $35.2 trillion in assets under custody and/or administration, and $1.8 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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[1]	BNY Mellon expects that its final SCB will be confirmed by the Federal Reserve later in 2020.
[2]	Relative to all other DFAST participating peer U.S. Global Systemically Important Banks.